EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	EDWARD F. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000
Park-Ohio Announces 2008 Results
CLEVELAND, OHIO, March 10, 2009 — Park-Ohio Holdings Corp. (NASDAQ:PKOH) today announced results for its fourth quarter and year ended December 31, 2008.
FOURTH QUARTER RESULTS
Net sales were $249.6 million for fourth quarter 2008, essentially unchanged from net sales of $247.8 million for fourth quarter 2007. ParkOhio reported a net loss of $119.9 million, or $10.96 per share, in the fourth quarter of 2008, compared to net income of $3.9 million, or $.34 per share dilutive, for fourth quarter 2007. Included in the 2008 results were restructuring and impairment charges totaling $108.6 million ($8.49 per share dilutive), a deferred tax asset valuation reserve of $32.7 million ($2.99 per share dilutive) and a gain on the purchase of Park-Ohio Industries, Inc. 8.375% senior subordinated notes due in 2014 of $6.2 million ($.36 per share). Net income, as adjusted (a) for the fourth quarter of 2008 was $1.7 million, or $.16 per share dilutive.
FULL YEAR RESULTS
Net sales were $1.069 billion for 2008, essentially unchanged from net sales of $1.071 billion for the same period of 2007. ParkOhio reported a net loss of $119.8 million, or $10.88 per share, for the year ended December 31, 2008, compared to net income of $21.2 million or $1.82 per share dilutive, in 2007. Included in the 2008 results were restructuring and impairment charges totaling $126.6 million ($9.46 per share dilutive), a deferred tax asset valuation reserve of $32.7 million ($2.97 per share dilutive) and a gain on the purchase of Park-Ohio Industries, Inc. 8.375% senior subordinated notes due in 2014 of $6.2 million ($.36 per share). Net income, as adjusted (a) for 2008 was $13.7 million, or $1.19 per share dilutive compared to net income, as adjusted (a) of $19.4 million, or $1.67 per share dilutive in 2007.
Edward F. Crawford, Chairman and Chief Executive Officer, stated “As our stakeholders would expect, we are proactively addressing the challenges of the current economic downturn. We are confident that the decisions we are making now, combined with the diversity and strength of our products, will make us stronger when the global economy stabilizes”.
(a)	Reconciliation to GAAP:

	Quarter ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
Net (loss) income, as reported	$(119.9)	$3.9	$(119.8)	$21.2
Income taxes, as reported	20.2	.6	21.0	10.0

(Loss) income before income taxes, as reported	$(99.7)	$4.5	$(98.8)	$31.2
Restructuring and impairment charges (1) (2)	108.6	0	126.6	0
Gains (3)	(6.2)	0	(6.2)	(2.3)
Income taxes, as adjusted	(1.0)	(.6)	(7.9)	(9.5)

Net income, as adjusted	$1.7	$3.9	$13.7	$19.4

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(1)	During the fourth quarter of 2008, ParkOhio recorded a non-cash goodwill impairment charge of $95.8 million and restructuring and asset impairment charges of $13.4 million associated with the decision to exit its relationship with its largest customer along with the general economic downturn. The charges were composed of $5.0 million of inventory impairment included in Cost of Products Sold and $8.4 million for impairment of property and equipment, loss on disposal of a foreign subsidiary and severance costs. Impairment charges were offset by a gain of $.6 million recorded in the Aluminum Products segment relating to the sale of certain facilities that were previously written off.

(2)	In the third quarter of 2008, the Company recorded $18.1 million of restructuring and asset impairment charges associated with the weakness and volatility in the automotive markets ($13.8 million in the Aluminum Products segment and $4.3 million in the Manufactured Products segment). Inventory impairment charges of $.6 million were included in Cost of Products Sold and $17.5 million were included in Restructuring and impairment charges.

(3)	In the fourth quarter of 2008, Park-Ohio Holdings Corp. recorded a gain of $6.2 million on the purchase of $11.0 million of Park-Ohio Industries, Inc. 8.375% senior subordinated notes due 2014. The notes were not contributed to Park-Ohio Industries, Inc. In the first quarter of 2007, the Company recorded a gain of $2.3 million on the sale of an asset held for sale.

(4)	The Company presents adjusted net income excluding impairment charges and gains to facilitate comparison between periods.
A conference call reviewing ParkOhio’s fourth quarter results will be broadcast live over the Internet on Wednesday, March 11, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.
Park-Ohio is a leading provider of supply chain logistics services and a manufacturer of highly engineered products. Headquartered in Cleveland, Ohio, the Company operates 28 manufacturing sites and 49 supply chain logistics facilities.
This news release contains forward-looking statements, including statements regarding future performance of the Company that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.
Among the key factors that could cause actual results to differ materially from expectations are: the cyclical nature of the vehicular industry; timing of cost reductions; labor availability and stability; changes in economic and industry conditions, including as a result of the current global financial crisis; adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities; the financial condition of the Company’s customers and suppliers, including the impact of any bankruptcies; the Company’s ability to successfully integrate the operations of acquired companies; the uncertainties of environmental, litigation or corporate contingencies; and changes in regulatory requirements. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.
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CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands, Except per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net sales	$249,579	$247,815	$1,068,757	$1,071,441
Cost of products sold (Notes B and C)	221,936	211,924	919,297	912,337

Gross profit	27,643	35,891	149,460	159,104
Selling, general and administrative expenses	22,790	24,142	105,546	98,679
Goodwill impairment charge (Note D)	95,763	0	95,763	0
Restructuring and impairment charges (Notes B and C)	7,851	0	25,331	0
Gain on purchase of 8.375% senior subordinated notes	(6,232)	0	(6,232)	0
Gain on sale of assets held for sale	0	0	0	(2,299)

Operating (loss) income	(92,529)	11,749	(70,948)	62,724
Interest expense	7,198	7,265	27,869	31,551

(Loss) Income before income taxes	(99,727)	4,484	(98,817)	31,173
Income taxes	20,207	568	20,986	9,976

Net (loss) income	$(119,934)	$3,916	$(119,803)	$21,197

Amounts per common share:
Basic	($10.96)	$0.35	($10.88)	$1.91
Diluted	($10.96)	$0.34	($10.88)	$1.82

Common shares used in the computation:
Basic	10,939	11,184	11,008	11,106
Diluted	10,939	11,679	11,008	11,651

Other financial data:
EBITDA, as defined (Note A)	$15,455	$16,871	$73,659	$83,049

Note	A—EBITDA, as defined, reflects earnings before interest, income taxes, and excludes depreciation, amortization, certain non-cash charges and corporate-level expenses as defined in the Company’s Revolving Credit Agreement. EBITDA is not a measure of performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA because management believes that EBITDA is useful to investors as an indication of the Company’s satisfaction of its Debt Service Ratio covenant in its revolving credit agreement and because EBITDA is a measure used under the Company’s revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA as defined herein may not be comparable to other similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net (Loss) income	$(119,934)	$3,916	$(119,803)	$21,197
Add back:

Income taxes	20,207	568	20,986	9,976
Interest expense	7,198	7,265	27,869	31,551
Depreciation and amortization	4,808	4,687	20,782	20,469
Restructuring and impairment charges (Notes B and C)	12,816	0	30,875	0
Goodwill impairment charges (Note D)	95,763	0	95,763	0
Gain on the purchase of 8.375% senior subordinated notes	(6,232)	0	(6,232)	0
Gain on the sale of assets held for sale	0	0	0	(2,299)
Miscellaneous	829	435	3,419	2,155

EBITDA, as defined	$15,455	$16,871	$73,659	$83,049

Note	B—In the third quarter of 2008, the Company recorded $18.1 million of restructuring and asset impairment charges associated with the weakness and volatility in the automotive markets ($13.8 million in the Aluminum Products segment and $4.3 million in the Manufactured Products segment). Inventory impairment charges of $.6 million were included in Cost of Products Sold and $17.5 million were included in Restructuring and impairment charges.

Note	C—In the fourth quarter of 2008, the Company recorded $13.4 million of restructuring and asset impairment charges at its Supply Technologies segment associated with the decision to exit its relationship with its largest customer along with the general economic downturn resulting in either the closure, downsizing or consolidation of its distribution network. The charges were composed of $5.0 million of inventory impairment included in Cost of Products Sold and $8.4 million for asset impairment, loss on disposal of a foreign subsidiary and severance costs. Impairment charges were offset by a gain of $.6 million recorded in the Aluminum Products segment relating to the sale of certain facilities that were previously written off.

Note	D—In the fourth quarter of 2008, the Company recorded non-cash goodwill impairment charges of $95.8 million.

Note	E—In the fourth quarter of 2008, Park-Ohio Holdings Corp. recorded a gain of $6.2 million on the purchase of $11.0 million of Park-Ohio Industries, Inc. 8.375% senior subordinated notes due 2014. The notes were not contributed to Park-Ohio Industries, Inc. but are held by Park-Ohio Holdings Corp. and therefore excluded from EBITDA, as defined.

Note	F—In the fourth quarter of 2008, the Company recorded a valuation allowance of $32.7 million for its net deferred tax asset.

Note	G—In the first quarter of 2007, the Company recorded a gain of $2.3 million on the sale of an asset held for sale.

CONSOLIDATED CONDENSED BALANCE SHEETS
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	December 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
	(In Thousands)
ASSETS

Current Assets
Cash and cash equivalents	$17,825	$14,512
Accounts receivable, net	165,779	172,357
Inventories	228,817	215,409
Deferred tax assets	9,446	21,897
Other current assets	38,420	40,049

Total Current Assets	460,287	464,224

Property, Plant and Equipment	248,474	266,222
Less accumulated depreciation	157,832	160,665

Total Property Plant and Equipment	90,642	105,557

Other Assets
Goodwill	4,109	100,997
Net assets held for sale	0	3,330
Other	64,182	95,081

Total Other Assets	68,291	199,408

Total Assets	$619,220	$769,189

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Trade accounts payable	$121,995	$121,875
Accrued expenses	74,351	67,007
Current portion of long-term debt	8,778	2,362
Current portion of other postretirement benefits	2,290	2,041

Total Current Liabilities	207,414	193,285

Long-Term Liabilities, less current portion
8.375% Senior Subordinated Notes due 2014	198,985	210,000
Revolving credit maturing on December 31, 2010	164,600	145,400
Other long-term debt	2,283	2,287
Deferred tax liability	9,090	22,722
Other postretirement benefits and other long-term liabilities	24,093	24,017

Total Long-Term Liabilities	399,051	404,426

Shareholders’ Equity	12,755	171,478

Total Liabilities and Shareholders’ Equity	$619,220	$769,189

BUSINESS SEGMENT INFORMATION (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
NET SALES

Supply Technologies	$121,818	$127,461	$521,270	$531,417
Aluminum Products	35,965	37,280	156,269	169,118
Manufactured Products	91,796	83,074	391,218	370,906

	$249,579	$247,815	$1,068,757	$1,071,441

(LOSS) INCOME BEFORE INCOME TAXES (Note A)

Supply Technologies	$(91,435)	$6,755	$(74,884)	$27,175
Aluminum Products	(17,368)	(265)	(36,042)	3,020
Manufactured Products	12,831	10,506	50,534	45,798

	(95,972)	16,996	(60,392)	75,993
Corporate and Other Costs	3,442	(5,247)	(10,556)	(13,269)
Interest Expense	(7,197)	(7,265)	(27,869)	(31,551)

	$(99,727)	$4,484	$(98,817)	$31,173

INCOME BEFORE INCOME TAXES, EXCLUDING CHARGES AND GAINS

Supply Technologies	$1,242	$6,755	$17,793	$27,175
Aluminum Products	(1,467)	(265)	(6,373)	3,020
Manufactured Products	12,831	10,506	54,825	45,798

	12,606	16,996	66,245	75,993
Corporate and Other Costs	(2,790)	(5,247)	(16,788)	(15,568)
Interest Expense	(7,197)	(7,265)	(27,869)	(31,551)

	$2,619	$4,484	$21,588	$28,874

Note	A—During the fourth quarter of 2008, the Company recorded non-cash goodwill impairment charges of $95,763. Below is a summary of these charges by segment.

Supply Technologies	$79,248
Aluminum Products	16,515

$95,763

Note	B—In the fourth quarter of 2008, the Company recorded, in the Supply Technologies segment, $13,430 of restructuring and asset impairment charges associated with the decision to exit its relationship with its largest customer along with the general economic downturn resulting in either the closure, downsizing or consolidation of eight facilities in its distribution network. Impairment charges were offset by a gain of $614 recorded in the Aluminum Products segment relating to the sale of certain facilities previously written off.

Note	C—In the fourth quarter of 2008, the Company recorded a gain of $6,232 on the purchase of $11,015 of Park-Ohio Industries, Inc. 8.375% senior subordinated notes due 2014. The gain is reflected in Corporate and other costs.

Note	D—In the third quarter of 2008, the Company recorded $18,059 of restructuring and asset impairment charges associated with the weakness and volatility in the automotive markets ($13,768 in the Aluminum Products segment and $4,291 in the Manufactured Products segment). Inventory impairment charges of $579 were included in Cost of Products Sold and $17,480 were included in Restructuring and impairment charges.